                                  EXHIBIT 23.1
                                    CONSENT

     We hereby consent to:

     - the use in this Registration Statement on Form S-3 of our report dated February 4, 2000 relating to the financial statements of Express Scripts, Inc., which appears in such Registration Statement;

     - the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 4, 2000 relating to the financial statements and financial statement schedule, which appears in Express Scripts, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999; and

     - the references to us under the headings "Selected Financial and Operating Data" and "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
St. Louis, Missouri
October 4, 2000